Exhibit 99.1.

Henry Sun Appointed to SIAF Board of Directors

Guangzhou, China, December 08, 2020 — The Board of Directors of Sino Agro Foods, Inc. (“SIAF”) announced the appointment of Henry Sun as an Independent Director, effective immediately. Mr. Sun will be a member of the Audit Committee.

“It is a pleasure to welcome Mr. Sun to the Board of Directors,” said Solomon Lee, SAIF’s CEO and Chairman. “Henry comes to us with years of experience in corporate finance and I’m confident that he is going to be a great addition to our Board.”

Mr. Henry Sun is currently the Founder and President of Reach China LLC, a cross-border consulting firm established in 2016 to help both Chinese and American companies with capital market introductions, and international business development.

Mr. Sun has over 20 years of experience in financial reporting and planning, corporate governance, internal control, corporate finance, investor relations, and capital raising. Mr. Sun has served as a Chief Financial Officer (CFO) of two public companies, where he managed over 60 accounting and finance staff respectively. He also managed various relationships with investment bankers, auditors, lawyers, investors and shareholders for the public companies.

From January 2011 to August 2016, Mr. Sun served as the CFO of Highpower International, Inc., a Nasdaq-listed company based in China. From November 2009 to December 2010, Mr. Sun was the CFO of Zoomlion Concrete Machinery Company, a division of Zoomlion that is listed on both the Shanghai and Hong Kong stock exchanges.  Mr. Sun also held financial management and advisory roles with various public and private companies before he joined Zoomlion.

During Mr. Sun’s career he has generated financing of over US$2.5 billion for companies.  Mr. Sun holds a Master of Business Administration degree from the Thunderbird School of Global Management at Arizona State University, and a Bachelor of Engineering degree from Beijing University of Posts and Telecommunications.

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About Sino Agro Food, Inc.

SIAF focuses on high protein food including seafood and cattle. The Company produces, distributes, markets, and sells sustainable seafood and beef to the rapidly growing middle class in China. Activities also include production of organic fertilizer and produce. SIAF is a global leader in developing land based recirculating aquaculture systems (“RAS”).

Press Contacts

Peter Grossman

+1 (775) 901-0344

info@sinoagrofood.com